SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2008

Domino’s Pizza, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

333-114442

Delaware	38-2511577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of principal executive offices)

(734) 930-3030

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements of Certain Officers.

(e)

Domino’s Pizza, Inc. (the “Company”) entered into amendments to the employment agreements (each, an “Amendment” and collectively, the “Amendments”) of each of David A. Brandon, James G. Stansik, J. Patrick Doyle, Russell J. Weiner, L. David Mounts and Wendy A. Beck, effective December 23, 2008. The Amendment for Mr. Brandon consists of an increase in his annual salary from $850,000 to $885,000 and an increase in the number of shares of restricted stock to be in granted to him in 2009 from 50,000 shares to 75,000 shares. The Amendments for the remaining executives are to ensure that the original employment agreements comply with all of the provisions of Internal Revenue Code (“IRC”) §409A as well as to memorialize increases in annual salary for Mr. Doyle to $485,000, for Mr. Mounts to $415,000 and for Ms. Beck to $425,000.

In addition, for tax deductibility purposes, David A. Brandon, the Company’s Chairman and Chief Executive Officer, will continue to participate in the Company’s Senior Executive Annual Incentive Plan (the “Plan”), which is both IRC §162(m) compliant and shareholder approved. Additionally, Mr. Brandon has voluntarily agreed to forgo all bonus amounts payable to him for fiscal 2009 under the Plan that exceed his previously disclosed annual bonus percentage provided in his employment agreement, similar to the eligible employees participating in the 2009 Team Achievement Dividend (“TAD”) program. The Company’s other executive officers have also agreed to waive their respective right to participate in the Plan for fiscal 2009 and will instead participate in the Company’s TAD program at the annual bonus percentages provided for in their current employment agreements.

Item 9.01	Financial Statements and Exhibits.

(c)

10.1	Amendment to Employment Agreement dated as of December 23, 2008 between Domino’s Pizza LLC and David A. Brandon.

10.2	Amendment to Employment Agreement dated as of December 23, 2008 between Domino’s Pizza LLC and James G. Stansik.

10.3	Amendment to Employment Agreement dated as of December 23, 2008 between Domino’s Pizza LLC and J. Patrick Doyle.

10.4	Amendment to Employment Agreement dated as of December 23, 2008 between Domino’s Pizza LLC and Russell J. Weiner.

10.5	Amendment to Employment Agreement dated as of December 23, 2008 between Domino’s Pizza LLC and Wendy A. Beck.

10.6	Amendment to Employment Agreement dated as of December 23, 2008 between Domino’s Pizza LLC and L. David Mounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINO’S PIZZA, INC.
(Registrant)

Date: December 24, 2008	/s/ Kenneth B. Rollin
Kenneth B. Rollin
Executive Vice President and General Counsel

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